Dryden Government Income Fund, Inc.
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, NJ 07102-4077



               May 28, 2008

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:   Rule 24f-2 Notice for Dryden Government
Income Fund, Inc.
          File Nos. 002-82976 and 811-03712

   On behalf of the Dryden Government Income
Fund, Inc. enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at
(973) 367-1220.


                              Very truly
                              yours,


          /s/ M. Sadiq Peshimam
          Assistant Treasurer